FSA #1416A

FIRST AMENDMENT TO COAL SUPPLY AGREEMENT

THIS FIRST AMENDMENT to a certain **COAL SUPPLY AGREEMENT** ("First Amendment") is dated November 15th 2012 with an effective date of November 1, 2012, by and between Lily Group, Inc., an Indiana corporation (hereinafter referred to as "Seller") and Indianapolis Power and Light Company, an Indiana corporation (hereinafter referred to as "Buyer").

WITNESSETH:

WHEREAS, Seller and Buyer entered into a Coal Supply Agreement dated January 1, 2012 (the "Agreement"); and

WHEREAS, Seller has experienced several delays in producing coal from the Landree Mine and said delays have caused Buyer to buy some additional coal on the spot market and, among other things, has made it difficult for Buyer to make a decision to exercise its option on additional tons as set forth in the Agreement; and

WHEREAS, Seller and Buyer have agreed to amend the Agreement;

NOW, THEREFORE, intending to be legally bound, the parties agree that the Agreement shall be and is hereby amended and modified as follows:

1. Section 1.1 "Term" of the Agreement is hereby amended by adding the following sentence at the end of the Section:

"Buyer shall have the option to extend the Term one year through December 31, 2015 (the "Extended Term") by giving written notice to Seller on or before March 1, 2014 of Buyer's extension of the Term."

2. Section 3.1 "Annual Quantity" of the Agreement is hereby amended and restated to read in its entirety as follows:

"Seller agrees to sell to buyer and Buyer agrees to purchase and accept from Seller the annual quantity of coal ("Annual Quantity") as follows:

Calendar Year	Annual Quantity
2012	60,000 tons
2013	400,000 tons
2014	400,000 tons
2015, the Extended Term, if applicable	200,000 tons

In 2012, shipments shall be made in the fourth quarter with exception of one test train in March, 2012. Shipments will be at the approximate rate of 33,333 tons per month in 2013 and 2014 and if Buyer's option is exercised 16,667 tons per month in 2015. Any time and from time to time during 2013, Buyer shall also have an option to increase the monthly quantity to 48,333

tons per month by providing Seller with 120 days advance written notice of when the increase will take effect. If Buyer fails to notify Seller by December 31, 2013, then Buyer shall be deemed to have not exercised such option and Buyer shall not have the right to increase the monthly quantity in 2014.

In addition to the above quantities of coal, Buyer shall have the right of first refusal on any additional coal sales to third parties from the Landree Mine. Seller shall offer coal to others for sale only after Seller's obligations to Buyer are being met on a monthly basis and Seller shall not offer any coal for sale to others that will interfere with Seller's ability to meet its obligations to Buyer under this Agreement. Seller shall provide Buyer, prior to agreeing to any additional sale with any person or entity other than Buyer, with written notice of the possible sale, which notice to Buyer shall include all terms and conditions of the sale such as, but not limited to, source, quality, and quantity by month and term, F.O.B. mine price, and premium or penalty provisions. Such notice shall constitute an offer to sell to Buyer under the terms thereby defined. To exercise this right, Buyer must respond to Seller by accepting or rejecting a bona fide offer from Seller within three business days after receipt of such notice from Seller. If Buyer fails to timely respond or Buyer rejects such offer, then Seller may sell that coal to such third party only under the same terms and conditions contained in Seller's notice to Buyer, which terms and conditions shall remain identical to the notice presented to Buyer throughout the life of that third party agreement. If any such third party counteroffers Seller's offer, or if such terms otherwise change in any way, Seller shall first communicate such counteroffer or changes to Buyer and allow Buyer to purchase such coal pursuant to the counteroffer or changes pursuant to the terms of this Section before accepting any such counteroffer or changes from a third party.

If Buyer buys additional quantities of coal from third parties for delivery in 2013 or 2014 because of Seller's inability to deliver its required quantity of coal, in addition to other remedies provided for in the Agreement, and without limiting Buyer's remedies at law or in equity, Buyer shall also have the right but not the obligation to reduce Seller's required quantity of coal by the amount of coal Buyer purchases from such third party. In such case, if Buyer intends to reduce Seller's required quantity of coal under this Agreement, Buyer shall notify Seller in writing of its intention to buy such coal from such third party and the quantity of coal by which Buyer will reduce Seller's required quantity of coal prior to purchasing such third party coal. In the event Buyer purchases such coal from a third party and the delivered cost of such coal is greater than the delivered cost of Seller's coal to Buyer, Seller shall pay to Buyer, no later than 15 days after the last day of each month for each ton of coal Seller fails to properly supply hereunder, the difference between (a) the delivered cost per million Btu of substantially similar quality coal purchased by Buyer from any other person and identified by Buyer in its sole discretion as coal to replace the coal Seller was required to supply hereunder, less (b) the delivered cost per million Btu (not adjusted) per ton of coal hereunder.

3. Section 3.2 "Monthly Variation" of the Agreement is hereby amended and restated to read in its entirety as follows:

"Delivery of the Annual Quantity of coal shall be in the monthly quantities as noted in Section 3.1 above. Buyer may reduce the annual commitment downward to 360,000 tons in 2013 and

2014 but Buyer may not increase the annual commitment to an amount greater than 580,000 tons in 2013 and 2014. Likewise, if Buyer exercises its option for additional tons, Buyer may reduce the monthly commitment down to 45,000 tons through its monthly variances but Buyer may not increase the monthly commitment above 48,333 tons in 2013 and 2014. Monthly shipments shall be in accordance with Buyer's shipping instructions (except immaterial variations which shall not impact the overall quantity required of Seller under this Agreement). Each monthly shipping schedule shall be sent to Seller not later than the twentieth (20th) day of the preceding month. Shipment schedules shall be subject to vacation and holiday schedules of the Landree Mine, the shipper, and the Plants and shall be in accordance with Buyer's shipping instructions. Without limiting Buyer's remedies under this Agreement, at law or in equity, if Seller fails to deliver the required monthly quantity, then Seller shall make up such deficiency as promptly as demanded by Buyer."

4. Section 4.1 "Base Price" of the Agreement is hereby amended and restated to read in its entirety as follows:

"The Base Price of coal purchased and sold pursuant to this Agreement during the Term hereof shall be as follows:

Calendar Year	Base Price per Ton
2012	$61.00
2013	$61.00
2014	$61.00
2015, the Extended Term, if applicable	$61.00

If Buyer exercises its option set forth in Section 3.1 of this Agreement for additional monthly quantities of coal, the price for such additional tons only shall be $64.50 per ton F.O.B. Delivery Point. For ease of administration, the prices shall be averaged starting in the month in which the increase takes place. For example, in the event Buyer exercises its right to increase the monthly quantity to 48,333 tons per month, the price for all 48,333 tons would be $62.09 per ton F.O.B. Delivery Point.

The Base Price(s) per ton set forth above, shall be adjusted according to the price adjustment provisions in Section 4.2 of this Agreement, and the Base Price(s) as adjusted shall be referred to herein as the "Adjusted Base Price"."

5. Section 4.2(c) "Adjustment to Base Price for Changes in Laws" "Effective Date" of the Agreement is hereby amended and restated to read in its entirety as follows:

"C. Effective Date. The Base Price includes all known and unknown Changes in Compliance Costs and Changes in Fees through November 1, 2012."

6. Except as expressly modified in this First Amendment, all terms and conditions of the Agreement remain in full force and effect in accordance with its terms and is ratified and confirmed by Buyer and Seller. This First Amendment and the terms and conditions set forth in

the Agreement constitute the entire understanding and agreement between the parties and supersede all prior proposals, agreements and representations between them, whether written or oral, with respect to the subject matter hereof. This First Amendment may be signed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall be deemed to constitute one and the same. By executing this First Amendment neither party is waiving any rights or remedies it has against the other party.

IN WITNESS WHEREOF, the parties have caused this First Amendment to be executed by duly authorized representatives of the parties on the date set forth below.

Lily Group, Inc.

By: [signature]

Title: PRESIDENT, Lily Group

Date: 11/13/2012

INDIANAPOLIS POWER & LIGHT COMPANY

By: Kim Crawford

Title: SR VP POWER SUPPLY

Date: 11/20/12

IND501 1365963v2